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                                                                     Exhibit 5.1



                                 August 14, 2000



NeoRx Corporation
410 West Harrison Street
Seattle, Washington  98119-4007
(206) 281-7001


       RE:    REGISTRATION STATEMENT ON FORM S-3


       Ladies and Gentlemen:

       We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission for the resale of up to 150,000 shares of common stock of NeoRx Corporation (the "Company"), $.02 par value per share (the "Shares"). We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion.

       Based upon the foregoing, we are of the opinion that the Shares are duly authorized and, upon filing and effectiveness of the Registration Statement and any amendments thereto, due execution by the Company and registration by its registrar of the Shares and receipt by the Company of the consideration required for the Shares, will be validly issued, fully paid and nonassessable.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm in the Prospectus of the Registration Statement under the heading "Validity of Common Stock." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                        Very truly yours,



                                        /s/ Perkins Coie LLP
                                        Perkins Coie LLP



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